EXHIBIT 10.3

TEMPLATE

NOTICE OF RESTRICTED STOCK UNIT AWARD

under the

LIFEWAY FOODS, INC. OMNIBUS INCENTIVE PLAN

This AWARD, made as of the ____ day of ___________ 20__, by Lifeway Foods, Inc., an Illinois corporation (the “Company”), to ________________ (“Participant”), is made pursuant to and subject to the provisions of the Company’s Omnibus Incentive Plan (the “Plan”).  All terms that are used herein that are defined in the Plan shall have the same meanings given them in the Plan.

Contingent Restricted Stock Units

1.
Grant Date.  Pursuant to the Plan, the Company, on _________, 20__ (the “Grant Date”), granted Participant an incentive award (“Award”) in the form of _______ Restricted Stock Units, subject to the terms and conditions of the Plan and subject to the terms and conditions set forth herein.

2.
Accounts.  Restricted Stock Units granted to Participant shall be credited to an account (the “Account”) established and maintained for Participant.  A Participant’s Account shall be the record of Restricted Stock Units granted to the Participant under the Plan, is solely for accounting purposes and shall not require a segregation of any Company assets.

3.	Terms and Conditions. Except as otherwise provided herein, the Restricted Stock Units shall remain nonvested and subject to substantial risk of forfeiture.

Valuation of Restricted Stock Units

4.	Value of Units. The value of each Restricted Stock Unit on any date shall be equal to the value of one share of the Company’s Common Stock on such date.

5.	Value of Stock. For purposes of this Award, the value of the Company’s Common Stock is the Fair Market Value of the Stock (as defined in the Plan) on the relevant date.

Vesting of Restricted Stock Units

6.
Vesting.  Participant’s interest in 100% of the Restricted Stock Units shall become vested and non-forfeitable on the ______ anniversary of the Grant Date.  [ADJUST AS APPROPRIATE, VESTING MAY BE ON A 3-YEAR OR LONGER GRADED OR CLIFF SCHEDULE]

Termination of Employment During the Vesting Period

8.
Death or Disability.  [Substitute applicable vesting for early termination.]  Anything in this Notice of Award to the contrary notwithstanding, if Participant dies or becomes Disabled while in the employ of the Company or an Affiliate and prior to the forfeiture of the Restricted Stock Units under paragraph 8, all Restricted Stock Units that are forfeitable shall become non-forfeitable as of the date of Participant’s death or Disability, as the case may be.  For purposes of this Award, “Disabled” means a Participant’s permanent and total disability within the meaning of Section 22(e)(3) of the Code.  [ADJUST AS APPROPRIATE]

9.
Forfeiture.  Subject to paragraph 18 hereof, all Restricted Stock Units that are forfeitable shall be forfeited if Participant’s employment with the Company or an Affiliate terminates for any reason except the Participant’s death or Disability. [ADJUST AS APPROPRIATE]

Payment of Awards

10.
Time of Payment.  Payment of Participant’s Restricted Stock Units shall be made as soon as practicable after the Units have become non-forfeitable, but in no event later than March 15th of the calendar year after the year in which the Units become non-forfeitable.

11.	Form of Payment. The vested Restricted Stock Units shall be paid in [cash OR whole shares of the Company’s Common Stock].

12.
Death of Participant.  If Participant dies prior to the payment of his or her non-forfeitable Restricted Stock Units, such Units shall be paid to his or her Beneficiary.  Participant shall have the right to designate a Beneficiary in accordance with procedures established under the Plan for such purpose.  If Participant fails to designate a Beneficiary, or if at the time of the Participant’s death there is no surviving Beneficiary, any amounts payable will be paid to the Participant’s estate. [ADJUST AS APPROPRIATE]

13.
Taxes.  The Company will withhold from the Award the number of shares of Common Stock necessary to satisfy Federal tax-withholding requirements and state and local tax-withholding requirements with respect to the state and locality designated by the Participant as their place of residence in the Company's system of record at the time the Award becomes taxable, except to the extent otherwise determined to be required by the Company, subject, however, to any special rules or provisions that may apply to Participants who are non-US employees (working inside or outside of the United States) or US employees working outside of the United States. It is the Participant's responsibility to properly report all income and remit all Federal, state, and local taxes that may be due to the relevant taxing authorities as the result of receiving this Award.

General Provisions

14.
No Right to Continued Employment.  Neither this Award nor the granting or vesting of Restricted Stock Units shall confer upon Participant any right with respect to continuance of employment by the Company or an Affiliate, nor shall it interfere in any way with the right of the Company or an Affiliate to terminate the Participant’s employment at any time.

15.
Change in Capital Structure. In accordance with the terms of the Plan, the terms of this grant shall be adjusted as the Committee determines is equitable in the event the Company effects one or more stock dividends, stock split-ups, subdivisions or consolidations of shares or other similar changes in capitalization.

16.
Governing Law.  This Award shall be governed by the laws of the State of Illinois and applicable Federal law.  All disputes arising under this Award shall be adjudicated solely within the state or Federal courts located within the State of Illinois.

17.
Conflicts.  (a) In the event of any conflict between the provisions of the Plan as in effect on the Grant Date and the provisions of this Award, the provisions of the Plan shall govern. All references herein to the Plan shall mean the Plan as in effect on the Grant Date.

(b) In the event of any conflict between the provisions of this Award and the provisions of any separate Agreement between the Company and the Participant, including, but not limited to, any Severance Compensation Agreement entered between the Participant and the Company, the provisions of this Award shall govern.

18.
Binding Effect.  Subject to the limitations stated above and in the Plan, this Award shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of Participant and the successors of the Company.

19.
Change in Control.  Anything in this Notice of Award to the contrary notwithstanding, upon a Change in Control (as defined in the Plan) prior to the forfeiture of the Restricted Stock Units under paragraph 8, the Participant’s Restricted Stock Units shall be ______________________________. [ADJUST AS APPROPRIATE]

20.	Clawback. [INCLUDE AS APPROPRIATE]

IN WITNESS WHEREOF, the Company has caused this Award to be signed on its behalf.

LIFEWAY FOODS, INC.

By:           _____________________________

PARTICIPANT

_____________________________________